Pricing Supplement No. 2021—USNCH8187 to Product Supplement No. EA-02-09 dated May 11, 2021,

Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated June 30, 2021

Citigroup Global Markets Holdings Inc. $9,106,200 Trigger Callable Yield Notes

Linked to the Least Performing of the Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the Invesco S&P 500® Equal Weight ETF Due July 6, 2023

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Callable Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the shares of the Invesco QQQ TrustSM, Series 1 and shares of the Invesco S&P 500® Equal Weight ETF (each, an “underlying”).  The notes will pay a coupon on each monthly coupon payment date regardless of the performance of either underlying.  Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date and no further amounts will be owed to you.  If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date.  However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment.  The “final underlying price” for each underlying is the closing price of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date.  Investing in the notes involves significant risks.  You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying price of the least performing underlying is less than its downside threshold.  The payment at maturity on the notes is based solely on the performance of the least performing underlying.  You will not benefit in any way from the performance of the better performing underlyings.  You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlyings.  You will not receive dividends or other distributions paid on the underlyings or participate in any appreciation of either underlying.  The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer.  Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Monthly Coupon — We will pay you a coupon on each monthly coupon payment date regardless of the performance of either underlying unless the notes have been previously called.

❑	Issuer Callable — Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	June 30, 2021
Settlement date[1]	July 6, 2021
Coupon payment dates	Monthly, beginning on August 3, 2021 (See page PS-6)
Final valuation date[2]	June 30, 2023
Maturity date	July 6, 2023
[1]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.

[2]	See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING.  This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Callable Yield Notes Linked to the Least Performing of the Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the Invesco S&P 500® Equal Weight ETF.  The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlyings	Coupon Rate	Initial Underlying Prices	Downside Thresholds	CUSIP/ISIN
Shares of the Invesco QQQ TrustSM, Series 1 (Ticker: QQQ) (an “ETF”)	5.77% per annum	$354.43	$212.66, which is 60% of the applicable initial underlying price	17329D810 / US17329D8103
Shares of the Invesco S&P 500® Equal Weight ETF (Ticker: RSP) (an “ETF”)		$150.73	$90.44, which is 60% of the applicable initial underlying price

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	—	$10.00
Total	$9,106,200.00	—	$9,106,200.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.915 per note, which is less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $10.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  It is expected that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes.  The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect whether you receive a coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,”and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-09 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007038/dp150744_424b2-par0209.htm

♦	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Trigger Callable Yield Notes Linked to the Least Performing of the Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the Invesco S&P 500® Equal Weight ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “Shares of the Invesco QQQ TrustSM, Series 1” beginning on page PS-16 of this pricing supplement, “Shares of the Invesco S&P 500® Equal Weight ETF“ beginning on page PS-18 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the final underlying price of each underlying will be greater than or equal to its downside threshold, and, if the final underlying price of either underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦	You are willing to accept the individual market risk of each underlying on the final valuation date, and you understand that any decline in the price of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other underlyings.

♦	You are willing to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing price of either underlying, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You believe the final underlying price of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦	You are unwilling to accept the individual market risk of each underlying on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing price of either underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the coupon payments.

♦	You are unwilling to invest in the notes based on the coupon rate indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	2 years, unless called earlier
Trade date	June 30, 2021
Settlement date	July 6, 2021. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	June 30, 2023
Maturity date	July 6, 2023
Underlyings[1]	Shares of the Invesco QQQ TrustSM, Series 1 (Ticker: QQQ) Shares of the Invesco S&P 500® Equal Weight ETF (Ticker: RSP)
Issuer call feature

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon notice delivered to holders on or before the call notice date immediately preceding such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Coupon payment dates	See “Call Notice Dates and Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon/ coupon rate	Each coupon payment will be in the amount of $0.04808 for each $10.00 stated principal amount note (based on the per annum coupon rate of 5.77%).
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying price – initial underlying price initial underlying price
Downside threshold	For either underlying, 60.00% of its respective initial underlying price, as specified on the cover of this pricing supplement.
Initial underlying price	For either underlying, its closing price on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	For either underlying, its closing price on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date	The closing price of each underlying (its respective initial underlying price) is observed, the coupon rate is set and the downside threshold for each underlying are determined.

Monthly (callable by the issuer in its sole discretion after three months)

We pay the applicable coupon.

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon notice delivered to holders on or before the call notice date immediately preceding such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying price of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

  Call Notice Dates and Coupon Payment Dates for the Offering of the Notes

Call Notice Dates	Coupon Payment Dates
N/A	August 3, 2021
N/A	September 1, 2021
September 30, 2021*	October 4, 2021
October 29, 2021	November 2, 2021
November 30, 2021	December 2, 2021
December 30, 2021	January 3, 2022
January 31, 2022	February 2, 2022
February 28, 2022	March 2, 2022
March 30, 2022	April 1, 2022
April 29, 2022	May 3, 2022
May 31, 2022	June 2, 2022
June 30, 2022	July 5, 2022
July 29, 2022	August 2, 2022
August 30, 2022	September 1, 2022
September 30, 2022	October 4, 2022
October 31, 2022	November 2, 2022
November 30, 2022	December 2, 2022
December 30, 2022	January 4, 2023
January 30, 2023	February 1, 2023
February 28, 2023	March 2, 2023
March 30, 2023	April 3, 2023
April 28, 2023	May 2, 2023
May 30, 2023	June 1, 2023
N/A	July 6, 2023 (the maturity date)

* The notes are callable beginning on the third coupon payment date, which is October 4, 2021.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity (beginning approximately three months after issuance) and the final underlying price of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the least performing underlying is less than its initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if either underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If either underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of the better performing underlyings — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The Invesco QQQ TrustSM, Series 1 seeks to provide investment results that, before expenses, generally correspond to the performance of the Nasdaq-100 Index® and the Invesco S&P 500® Equal Weight ETF seeks to track the S&P 500® Equal Weight Index. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher coupon rates are associated with greater risk — The notes offer coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting this risk. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing price of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. The coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the coupon payments — Beginning approximately three months after issuance, we may call the notes on any coupon payment date prior to the maturity date upon notice delivered to holders on or before the call notice date immediately preceding such coupon payment date. In the event that we call the notes, you will receive the stated principal amount of your notes and any coupon otherwise due on such coupon payment date.  Thus, the term of the notes may be limited to as short as approximately three months.  If we call the notes prior to maturity, you will not receive any additional coupon payments.  It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in another investment that provides a similar yield with a similar level of risk.  We are less likely to call the notes prior to maturity when the expected coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the notes are more likely to remain outstanding when the expected coupon payable on the notes is less than what would be payable on other comparable instruments.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the price of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the coupon payments you receive and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings.

♦	The payment at maturity depends on the closing price of the least performing underlying on a single day — If the closing price of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing price of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in either underlying or the stocks held by the underlyings — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares or any of the stocks held by the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the underlyings or the stocks held by either of the underlyings. Dividend or distribution yield on the underlyings or the stocks held by the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the underlyings or the stocks held by the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the price of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and the stocks held by the issuers of the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks held by the issuers of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, currency exchange rates, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Invesco QQQ TrustSM, Series 1 is subject to risks associated with the stocks of foreign companies — Some of the stocks held by the Invesco QQQ TrustSM, Series 1 are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or the stocks that are held by the issuers of the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the prices of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing prices of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	The notes may become linked to assets other than the original underlyings upon the occurrence of a reorganization event or upon the delisting of an underlying — For example, if an ETF enters into a merger agreement that provides for holders of the such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of an underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks held by the ETFs and other financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlyings or the stocks held by the ETFs or in instruments linked to the underlyings or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETFs or the issuers of the stocks held by the ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, corporate events with respect to either underlying that may require a dilution adjustment or the delisting of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the prices of the underlyings if the prices of the underlyings are not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of an underlying if an underlying is delisted or an ETF is liquidated or otherwise terminated (see “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlyings may not completely track the performance of the indices underlying the ETFs or the net asset value per share of the ETFs — The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the underlyings will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the underlyings and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlyings and the indices underlying the ETFs. Finally, because the underlyings are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlyings may differ from the net asset value per share of the underlyings.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlyings and the liquidity of the underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlyings. As a result, under these circumstances, the market value of the underlyings may vary substantially from the net asset value per share of the underlyings.  For all of the foregoing reasons, the performance of the underlyings may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the underlyings, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETFs or by the sponsor of the indices underlying the ETFs may adversely affect the underlyings — We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the underlyings.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: 2 years, unless called earlier

t	Hypothetical Initial Underlying Prices:

o	Invesco QQQ TrustSM, Series 1: $400.00

o	Invesco S&P 500® Equal Weight ETF: $200.00

t	Hypothetical Coupon Rate: 5.50% per annum (or 0.4583% per month)

t	Hypothetical Monthly Coupon Payment: $0.04583 per month per note

t	Issuer Call: Monthly, after approximately three months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Downside Thresholds:

o	Invesco QQQ TrustSM, Series 1: $240.00, which is 60% of its hypothetical initial underlying price

o	Invesco S&P 500® Equal Weight ETF: $120.00, which is 60% of its hypothetical initial underlying price

*The hypothetical coupon rate may not represent the actual coupon rate and the hypothetical initial underlying prices and downside thresholds do not represent the actual initial underlying prices and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying prices and downside thresholds are listed on the cover page of this pricing supplement.

Example 1 — The notes are called on the third coupon payment date.

Date		Payment (per note)
First Coupon Payment Date		$0.04583
Second Coupon Payment Date		$0.04583
Third Coupon Payment Date		$10.04583 (principal amount plus coupon); notes are called
	Total Payment:	$10.13749 (1.3749% total return)

Since the notes are not callable by us prior to the third coupon payment date, we will pay you a coupon of $0.04583 per note on each of the first two coupon payment dates. However, the notes are called by us in our sole discretion on the third coupon payment date and we will pay you a total of $10.04583 per note (equal to the stated principal amount plus the coupon) on that coupon payment date. When added to the coupon payments of $0.09166 received with respect to the first two coupon payment dates, you would have been paid a total of $10.13749 per note, representing a 1.3749% total return on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying price of the least performing underlying is above its downside threshold.

Date	Closing Price of Each Underlying		Payment (per note)
	Invesco QQQ TrustSM, Series 1	Invesco S&P 500® Equal Weight ETF
First through Twenty-Third Coupon Payment Dates	N/A	N/A	$1.05409 in total coupons; notes are not called
Final Valuation Date	$300.00 (at or above downside threshold)*	$180.00 (at or above downside threshold)	$10.04583 (principal amount plus final coupon)
		Total Payment:	$11.09992 (10.9992% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first twenty-three coupon payment dates, we will pay you a coupon of $0.04583 per note on each coupon payment date, for a total of $1.05409.  Because the final underlying price of the least performing underlying is greater than its downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date, in addition to the final coupon.  When added to the coupon payments of $1.05409 received with respect to the first twenty-three coupon payment dates, you would have been paid a total of $11.09992 per note, representing a 10.9992% total return on the notes over the 2 year term of the notes.

Example 3 — Notes are NOT called and the final underlying price of the least performing underlying is below its downside threshold.

Date	Closing Price of Each Underlying		Payment (per note)
	Invesco QQQ TrustSM, Series 1	Invesco S&P 500® Equal Weight ETF
First through Twenty-Third Coupon Payment Dates	N/A	N/A	$1.05409 in total coupons; notes are not called
Final Valuation Date	$200.00 (below downside threshold)	$60.00 (below downside threshold)*	Final coupon + [$10.00 × (1 + underlying return of the least performing underlying)] = $0.04583 + [$10.00 × (1 + -70.00%)] = $0.04583 + ($10.00 × 0.30) = $3.04583
		Total Payment:	$1.05409 + $3.04583 = $4.09992 (-59.0008% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first twenty-three coupon payment dates, we will pay you a coupon of $0.04583 per note on each coupon payment date, for a total of $1.05409.  On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, in addition to receiving the final coupon, investors are exposed to the downside performance of the least performing underlying and you will receive $3.04583 per note, which reflects the final coupon plus a return reflecting the percentage decrease of the least performing underlying from the trade date to the final valuation date. When added to the coupon payments of $1.05409 received with respect to the first twenty-three coupon payment dates, you would have been paid a total of $4.09992 per note, representing a 59.0008% loss on the notes over the 2 year term of the notes.

  Shares of the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Invesco QQQ TrustSM, Series 1 is a registered investment company. Information provided to or filed with the SEC by Invesco QQQ TrustSM, Series 1 pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Invesco QQQ TrustSM, Series 1 trades on the Nasdaq Stock Market under the ticker symbol “QQQ.”

We have derived all disclosures contained in this pricing supplement regarding the Invesco QQQ TrustSM, Series 1 from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, the Invesco QQQ TrustSM, Series 1. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Invesco QQQ TrustSM, Series 1.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the Invesco QQQ TrustSM, Series 1 from January 3, 2011 through June 30, 2021.  The closing price of the Invesco QQQ TrustSM, Series 1 on June 30, 2021 was $354.43.  The initial underlying price with respect to shares of the Invesco QQQ TrustSM, Series 1 will be their closing price on the trade date.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  Since its inception, the price of the shares of the Invesco QQQ TrustSM, Series 1 has experienced significant fluctuations. The historical performance of the shares of the Invesco QQQ TrustSM, Series 1 should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the Invesco QQQ TrustSM, Series 1 during the term of the notes. We cannot give you assurance that the performance of the shares of the Invesco QQQ TrustSM, Series 1 will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Invesco QQQ TrustSM, Series 1 will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Invesco QQQ TrustSM, Series 1.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/11	03/31/11	$58.89	$54.17	$0.00000
04/01/11	06/30/11	$59.23	$53.79	$0.07687
07/01/11	09/30/11	$59.60	$50.03	$0.12079
10/03/11	12/30/11	$58.94	$51.14	$0.26486
01/03/12	03/30/12	$68.22	$56.90	$0.00000
04/02/12	06/29/12	$68.25	$60.41	$0.11283
07/02/12	09/28/12	$70.40	$62.42	$0.14312
10/01/12	12/31/12	$69.35	$62.03	$0.56683
01/02/13	03/28/13	$68.97	$66.31	$0.00000
04/01/13	06/28/13	$74.30	$67.14	$0.15931
07/01/13	09/30/13	$79.50	$71.73	$0.22361
10/01/13	12/31/13	$87.96	$76.96	$0.51012
01/02/14	03/31/14	$91.06	$84.29	$0.37313
04/01/14	06/30/14	$93.91	$84.11	$0.20606
07/01/14	09/30/14	$100.28	$94.22	$0.24910
10/01/14	12/31/14	$106.01	$91.79	$0.62461
01/02/15	03/31/15	$109.38	$99.65	$0.00000
04/01/15	06/30/15	$110.96	$105.05	$0.24806
07/01/15	09/30/15	$113.98	$98.09	$0.25416
10/01/15	12/31/15	$115.16	$102.22	$0.60235
01/04/16	03/31/16	$109.50	$96.32	$0.00000
04/01/16	06/30/16	$111.23	$102.22	$0.31780
07/01/16	09/30/16	$119.09	$107.42	$0.28665
10/03/16	12/30/16	$120.82	$113.65	$0.64881
01/03/17	03/31/17	$132.47	$119.54	$0.00000
04/03/17	06/30/17	$143.57	$130.40	$0.27415
07/03/17	09/29/17	$146.42	$136.19	$0.37842
10/02/17	12/29/17	$158.64	$145.58	$0.64879
01/02/18	03/29/18	$174.08	$153.45	$0.00000
04/02/18	06/29/18	$177.60	$155.51	$0.27655
07/02/18	09/28/18	$186.74	$170.80	$0.37837
10/01/18	12/31/18	$186.17	$143.50	$0.75036
01/02/19	03/29/19	$182.57	$149.82	$0.00000
04/01/19	06/28/19	$191.11	$170.12	$0.32421

07/01/19	09/30/19	$195.29	$180.73	$0.41558
10/01/19	12/31/19	$213.79	$184.05	$0.84180
01/02/20	03/31/20	$236.98	$169.30	$0.00000
04/01/20	06/30/20	$248.84	$182.31	$0.36269
07/01/20	09/30/20	$302.76	$250.49	$0.42426
10/01/20	12/31/20	$313.74	$269.38	$0.94957
01/04/21	03/31/21	$336.45	$299.94	$0.00000
04/01/21	06/30/21*	$354.99	$316.89	$0.39468
*As of the date of this pricing supplement, available information for the second calendar quarter of 2021 includes data for the period from April 1, 2021 through June 30, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2021.
On June 18, 2021, Invesco QQQ TrustSM, Series 1 declared a cash dividend of $0.39679 per share payable on July 30, 2021. We make no representation as to the amount of dividends, if any, that the Invesco QQQ TrustSM, Series 1 will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Invesco QQQ TrustSM, Series 1.

The graph below illustrates the performance of the shares of the Invesco QQQ TrustSM, Series 1 from January 3, 2011 through June 30, 2021.  The closing price of the shares of the Invesco QQQ TrustSM, Series 1 on June 30, 2021 was $354.43. We obtained the closing prices of the shares of the Invesco QQQ TrustSM, Series 1 from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the shares of the Invesco QQQ TrustSM, Series 1 should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the Invesco QQQ TrustSM, Series 1. We cannot give you assurance that the performance of the shares of the Invesco QQQ TrustSM, Series 1 will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

  Shares of the Invesco S&P 500® Equal Weight ETF

The Invesco S&P 500® Equal Weight ETF is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of the S&P 500® Equal Weight Index. The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The Invesco S&P 500® Equal Weight ETF is managed by Invesco Exchange-Traded Fund Trust. Invesco Capital Management LLC is the investment adviser to the Invesco S&P 500® Equal Weight ETF. Information provided to or filed with the SEC by Invesco S&P 500® Equal Weight ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Invesco S&P 500® Equal Weight ETF trades on the NYSE Arca under the ticker symbol “RSP.”

We have derived all disclosures contained in this pricing supplement regarding the Invesco S&P 500® Equal Weight ETF from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, Invesco Capital Management LLC and Invesco Exchange-Traded Fund Trust. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Invesco S&P 500® Equal Weight ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the Invesco S&P 500® Equal Weight ETF from January 3, 2011 through June 30, 2021.  The closing price of the Invesco S&P 500® Equal Weight ETF on June 30, 2021 was $150.73.  The initial underlying price with respect to shares of the Invesco S&P 500® Equal Weight ETF will be their closing price on the trade date.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  Since its inception, the price of the shares of the Invesco S&P 500® Equal Weight ETF has experienced significant fluctuations. The historical performance of the shares of the Invesco S&P 500® Equal Weight ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the Invesco S&P 500® Equal Weight ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the Invesco S&P 500® Equal Weight ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Invesco S&P 500® Equal Weight ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Invesco S&P 500® Equal Weight ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/11	03/31/11	$50.95	$47.56	$0.20047
04/01/11	06/30/11	$52.07	$48.44	$0.16020
07/01/11	09/30/11	$51.91	$41.30	$0.16974
10/03/11	12/30/11	$48.07	$39.89	$0.18633
01/03/12	03/30/12	$52.32	$46.95	$0.18085
04/02/12	06/29/12	$52.27	$46.45	$0.20232
07/02/12	09/28/12	$53.88	$48.10	$0.20839
10/01/12	12/31/12	$54.14	$50.10	$0.28126
01/02/13	03/28/13	$59.68	$54.57	$0.20192
04/01/13	06/28/13	$63.96	$58.29	$0.23987
07/01/13	09/30/13	$67.03	$61.60	$0.21664
10/01/13	12/31/13	$71.25	$64.19	$0.24889
01/02/14	03/31/14	$73.55	$67.44	$0.28158
04/01/14	06/30/14	$76.78	$70.76	$0.27970
07/01/14	09/30/14	$78.32	$74.20	$0.26805
10/01/14	12/31/14	$81.27	$71.68	$0.33515
01/02/15	03/31/15	$82.65	$77.13	$0.32637
04/01/15	06/30/15	$83.03	$79.60	$0.31811
07/01/15	09/30/15	$81.46	$71.96	$0.32151
10/01/15	12/31/15	$79.86	$73.40	$0.33704
01/04/16	03/31/16	$78.53	$68.09	$0.40159
04/01/16	06/30/16	$81.91	$76.14	$0.18735
07/01/16	09/30/16	$84.71	$79.63	$0.30039
10/03/16	12/30/16	$88.51	$80.04	$0.14744
01/03/17	03/31/17	$92.27	$87.33	$0.35000
04/03/17	06/30/17	$93.59	$89.55	$0.32050
07/03/17	09/29/17	$95.54	$91.58	$0.41000
10/02/17	12/29/17	$101.44	$95.95	$0.45830
01/02/18	03/29/18	$107.43	$96.79	$0.42850
04/02/18	06/29/18	$104.54	$97.30	$0.40238
07/02/18	09/28/18	$108.58	$101.80	$0.48592
10/01/18	12/31/18	$106.81	$86.19	$0.53213
01/02/19	03/29/19	$104.84	$89.68	$0.47852
04/01/19	06/28/19	$108.19	$100.69	$0.49016

07/01/19	09/30/19	$110.18	$102.40	$0.52010
10/01/19	12/31/19	$115.93	$103.92	$0.46928
01/02/20	03/31/20	$118.71	$71.66	$0.72999
04/01/20	06/30/20	$113.09	$79.83	$0.42537
07/01/20	09/30/20	$113.96	$100.38	$0.49662
10/01/20	12/31/20	$127.54	$106.78	$0.44200
01/04/21	03/31/21	$142.80	$125.70	$0.64647
04/01/21	06/30/21*	$152.26	$143.08	$0.42040
*As of the date of this pricing supplement, available information for the second calendar quarter of 2021 includes data for the period from April 1, 2021 through June 30, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2021.

The graph below illustrates the performance of the shares of the Invesco S&P 500® Equal Weight ETF from January 3, 2011 through June 30, 2021.  The closing price of the shares of the Invesco S&P 500® Equal Weight ETF on June 30, 2021 was $150.73. We obtained the closing prices of the shares of the Invesco S&P 500® Equal Weight ETF from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the shares of the Invesco S&P 500® Equal Weight ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the Invesco S&P 500® Equal Weight ETF. We cannot give you assurance that the performance of the shares of the Invesco S&P 500® Equal Weight ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the shares of the Invesco QQQ TrustSM, Series 1 and shares of the Invesco S&P 500® Equal Weight ETF from January 3, 2011 through June 30, 2021, based on the daily closing prices of the underlyings.  For comparison purposes, each underlying has been normalized to have a closing price of $100.00 on January 3, 2011 by dividing the closing price of that underlying on each day by the closing price of that underlying on January 3, 2011 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the notes.  Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period.  The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are.  Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are.  Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another.  The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings.  However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph.  Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past.  We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its downside threshold on the final valuation date, respectively.  This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below downside threshold on the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date.  If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.  The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above.  In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 8.41% of each coupon payment as interest on the Deposit and 91.59% as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,”  if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will not receive an underwriting discount for any note sold in this offering.  UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $10.00 per note.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  UBS will not receive any underwriting discount for any note it sells in this offering.  Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts.  If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates.  It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines.  This hedging activity could affect the closing prices of the underlyings and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

  Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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